Exhibit 99.1

NewBridge Global Ventures, Inc. Closes Equity Financing Agreement with

GHS Investments, LLC

Agreement Provides Capital of $2 Million

Orem, Utah – February 12, 2018 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, announced today that it has entered into an Equity Financing Agreement with GHS Investments, LLC (“GHS”), a New York based, private equity fund.

The agreement calls for the Company to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) for the sale of common shares that may be issued to GHS under the terms of the Equity Financing Agreement.  After the SEC has declared the registration statement effective, the Company has the right, at its sole discretion and over a period of two years, to sell up to $2,000,000 of common stock to GHS under the terms set forth in the Equity Financing Agreement.

Proceeds from the investment will be used for growth capital and to fund the Company’s focused roll-up strategy to acquire industry leading companies in the education, ancillary support, finance and distribution verticals in the regulated cannabis industry.

The capital from GHS is an important milestone for NewBridge Global Ventures, providing the foundation for growth that we foresee. NewBridge provides an invaluable bridge between cannabis companies that need growth capital and operational support and the investment community, and we now have a secure platform to support our plans,” said Mark Mersman, Chief Executive Officer of NewBridge. “GHS has broad experience in the cannabis space and will be a great partner. We’re gratified that they recognize that our Company, and the services we provide, are of great value to the legal cannabis industry and that we are well positioned for growth.”

Details of the financing are included in an 8-K filed on February 8, 2018 by the Company with the Securities and Exchange Commission and can be found at www.sec.gov.

About NewBridge Global Ventures, Inc.

NewBridge Global Ventures, Inc. is a US public company (OTCQB: NBGV) which provides business consulting services to companies operating within the legal medical cannabis and hemp related industries.   Current clients include an online education company providing education to healthcare professionals on medical cannabis and the endocannabinoid system, an international medical cannabis cultivator and a distribution company focused on delivering best in class hemp oil and medical marijuana products.  For more information, visit www.newbridgegv.com.

About GHS Investments, LLC

GHS Investments LLC is a leading private investment and management group providing financing solutions for high potential small cap enterprises.
For more information, visit: https://ghscap.com/

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contact for NewBridge Global Ventures, Inc.

Mark Mersman, Chief Executive Officer

mark@newbridgegv.com

Bob Bench, Chief Financial Officer

bob@newbridgegv.com

801-362-2115